Telecom Argentina S.A.
Alicia Moreau de Justo 50
(C1107AAB) - Buenos Aires
Argentina

April 24, 2015

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Notice of disclosure filed in Annual Report on Form 20-F under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities and Exchange Act of 1934, as amended, notice is hereby provided that Telecom Argentina S.A. has made disclosure pursuant to such provisions in its Annual Report on Form 20-F for the fiscal year ended December 31, 2014, which was filed with the U.S. Securities and Exchange Commission on April 24, 2015. This disclosure can be found on pages 72-74 of the Annual Report on Form 20-F and is incorporated by reference herein.

Respectfully submitted,

Telecom Argentina S.A.

By:	/s/ Adrián Calaza
Name:	Adrián Calaza
Title:	Chief Financial Officer